Exhibit 99.1

HD Supply General Associate FAQs

For associate and manager use when discussing internally The Home Depot’s intent to acquire HD Supply.

GENERAL

1.	Why does The Home Depot want to acquire HD Supply?

The Home Depot has a deep familiarity with HD Supply, initially acquiring the business in 1997 before selling it to a group of private equity firms in 2007 and has closely followed HD Supply’s journey as a public company since 2013. Most importantly, The Home Depot and HD Supply share a mutual commitment to associates and customers, continuously striving to grow and develop for both. The Home Depot feels strongly that this strategic acquisition will enable both businesses to accelerate its service and MRO offerings to customers and provide exciting opportunities for associates, particularly as our world and markets continue to rapidly evolve.

2.	Who is The Home Depot?

The Home Depot is the world's largest home improvement specialty retailer, with 2,295 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico. The Home Depot employs more than 400,000 associates. In 2019, The Home Depot reported net sales of $110.2B and earnings of $11.2B. For more information, visit www.homedepot.com.

3.	Does this transaction include the entire HD Supply business including Canada and USABlueBook?

Yes, this transaction includes the entire HD Supply business, including the Canada and USABlueBook operations.

4.	Why did you wait until signing to make the announcement?

We were prohibited by confidentiality agreements from discussing the deal publicly before signing a definitive agreement with respect to the transaction.

5.	Will HD Supply take on The Home Depot name?

No decision has been made at this time. Both companies will continue to operate independently, and under their respective names, as this transaction continues through regulatory approvals.

6.	When will this transaction go into effect?

At this time, HD Supply has entered a definitive agreement to be acquired by The Home Depot. The acquisition is expected to be completed during The Home Depot’s fiscal fourth quarter, which ends on January 31, 2021, subject to applicable regulatory approval and customary closing conditions.

7.	How will this transaction go into effect?

Under the terms of the definitive agreement, The Home Depot has agreed to commence a tender offer, through a wholly-owned subsidiary, to acquire all of the outstanding shares of HD Supply common stock for $56 per share in cash. The consideration represents a 25% premium to HD Supply’s closing stock price on November 13, 2020, the last trading day prior to today's announcement and a 32% premium to the 30 day volume weighted average stock price. The transaction is structured as an all-cash tender offer for all outstanding issued common stock of HD Supply followed by a merger in which remaining shares of HD Supply would be converted into the same U.S. dollar per share consideration as in the tender offer.

HD Supply General Associate FAQs

For associate and manager use when discussing internally The Home Depot’s intent to acquire HD Supply.

8.	Will the HD Supply Senior Leadership Team be staying with the company?

At this time, no decisions have been made regarding leadership of the business upon completion of the transaction.

ASSOCIATES

9.	When will we find out more specific details about associate jobs?

We are committed to continuously sharing all pertinent information with you as it becomes available.

10.	Will my compensation change as a result of this transaction?

While the transaction progresses, it remains business as usual for HD Supply with no impact to current compensation. Additional information regarding compensation and benefits will be shared upon completion of the transaction.

11.	When will salaried associates’ 3% pay reduction be returned?

HD Supply will return the 3% pay reduction to salaried associates in early January 2021. As a reminder, this 3% pay reduction was a cost containment measure implemented in April 2020 in response to COVID-19. This 3% pay reduction did not apply to salaried associates hired on or after April 20, 2020.

12.	Does this transaction impact the Personal Performance Acceleration (PPA) cycle and/or Annual Reviews?

No. Please continue following the 2020 PPA cycle timeline as normal. Visit the HR Portal for more information about PPA.

13.	Does this transaction impact HD Supply’s current COVID protocols or the Re-Open. Stay Open. initiative?

Associate safety remains our highest priority. While this transaction continues through regulatory approvals, it will remain business as usual for HD Supply, including our COVID-19 protocols currently in place. We will also continue our Re-Open. Stay Open. initiative and communicate monthly status updates to our office-based associates.

14.	How does this transaction impact my equity if I am an HD Supply equity holder?

HD Supply will communicate directly to HD Supply equity holders in the coming weeks regarding impacts to equity.

15.	Can I reach out to The Home Depot in any capacity?

No. Until all regulatory approvals are obtained and the transaction is complete, it is very important that we respect each other as competitors and ensure we comply with antitrust regulations.

HD Supply General Associate FAQs

For associate and manager use when discussing internally The Home Depot’s intent to acquire HD Supply.

16.	What should I do now?

There is no action necessary at this time. Please continue business operations as normal. It is critical that we continue focusing on being the safest, most dependable distributor serving the living space maintenance professional.

CUSTOMERS, SUPPLIERS & OTHER VENDORS

17.	What should I tell my customers and suppliers about this announcement?

We know that our customers and suppliers may ask questions or seek further clarity on this announcement and how it could affect them. For customer- and supplier-facing associates, please utilize the Customer & Supplier Talking Points provided when fielding questions.

Until this transaction is complete, it is imperative that we not discuss how our two businesses might operate once combined. However, we can and should continue to emphasize that our top priority is – and will always be – to continue to provide exceptional, uninterrupted service to our customers.

18.	My customers buy from both HD Supply and The Home Depot. Does anything change at this time due to this announcement?

No, this announcement currently has no impact on customers who buy from both companies. Until all regulatory approvals are obtained and this transaction is complete, we will operate as two independent businesses and it is very important that we respect each other as competitors and ensure we comply with antitrust regulations.

19.	Should I continue serving my current customers as normal?

Yes, please continue business as normal. Until all regulatory approvals are obtained and this transaction is complete, we will operate as two independent businesses and it is very important that we respect each other as competitors and ensure we comply with antitrust regulations. We must continue focusing on being the safest, most dependable distributor for our customers.

20.	Does this impact current supplier contracts (exclusive or otherwise)?

No. Until all regulatory approvals are obtained and this transaction is complete, we will operate as two independent businesses with our existing supplier contracts in place.

21.	What should I tell other third-party vendors who ask about this announcement?

We understand many of our third-party vendors may also ask questions about this announcement, particularly about how this may impact our relationship with them. Please reiterate to these vendors that HD Supply and The Home Depot will operate as two standalone companies until this transaction is complete and it will remain business as usual for HD Supply in the near term. Until this transaction is complete, it is imperative that we not discuss how our two businesses might operate once combined.

We are committed to continuously sharing additional details with you as we have them. The above FAQs reflect the information we do have at this time. Additional HR-specific details, including benefits, pay and coverage, will be provided as they are available. Thank you in advance for your patience and understanding.

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HD Supply General Associate FAQs

For associate and manager use when discussing internally The Home Depot’s intent to acquire HD Supply.

Additional Information

Under the terms of the acquisition agreement, Coronado Acquisition Sub Inc., a subsidiary of The Home Depot, Inc., will commence a cash tender offer to purchase all of the outstanding shares of the Company’s common stock. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any common stock of the Company or any other securities. On the commencement date of the tender offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the United States Securities and Exchange Commission (the “SEC”) by The Home Depot, Inc. and Coronado Acquisition Sub Inc., and a solicitation/recommendation statement on Schedule 14D-9 will be filed with the SEC by the Company. The offer to purchase common stock of the Company will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SUCH STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the tender offer that will be named in the tender offer statement on Schedule TO. Copies of the documents filed with the SEC by the Company, including the solicitation/recommendation statement on Schedule 14D-9, will be available free of charge on the Company’s internet website at https://ir.hdsupply.com/investors.

Forward-Looking Statements

This document, including the exhibits attached hereto and incorporated herein, contains forward-looking statements. Any statements that are not statements of historical fact are forward-looking statements. Generally, these statements may be identified by the use of words such as “expect,” “intend,” “anticipate,” “believe,” “estimate,” “potential,” “should” or similar words. These forward-looking statements are based on a number of assumptions that could ultimately prove inaccurate. Forward-looking statements made herein with respect to the tender offer, the acquisition and related transactions, including, for example, the timing of the completion of the acquisition and the potential benefits of the acquisition , reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. The following factors, among others, could cause actual plans and results to differ materially from those described in forward-looking statements: (i) uncertainties as to the timing of the tender offer and the acquisition; (ii) uncertainties as to how many Company stockholders will tender their shares in the tender offer; (iii) the possibility that competing acquisition proposals will be made; (iv) the possibility that the Company will terminate the acquisition agreement to enter into an alternative transaction; (v) the possibility that various closing conditions for the transactions contemplated by the acquisition agreement may not be satisfied or waived; (vi) the risk that the acquisition agreement may be terminated in circumstances requiring the Company to pay a termination fee; (vii) the potential impact of the announcement or consummation of the proposed transactions on the Company’s relationships, including with employees, suppliers and customers; and (viii) the other factors and financial, operational and legal risks or uncertainties described in the Company’s public filings with the SEC, including the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2020 and subsequent Quarterly Reports on Form 10-Q, as well as the tender offer materials filed and to be filed by The Home Depot, Inc. and Coronado Acquisition Sub Inc. in connection with the tender offer and the solicitation/recommendation statement to be filed by the Company. The Company disclaims any obligation or undertaking to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.